EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211422 and 333-221464 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedule of SiteOne Landscape Supply, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of SiteOne Landscape Supply, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 28, 2018